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                                COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT is made the ____ day of December, 1997, between VYSIS, INC. ("Vysis"), a Delaware corporation, and AMOCO TECHNOLOGY COMPANY ("ATC"), a Delaware corporation.

    WHEREAS, Vysis is a former wholly-owned subsidiary of ATC and ATC has consolidated its medical diagnostics businesses and research efforts (the "Diagnostics Business") into Vysis;

    WHEREAS, ATC has previously made capital contributions to Vysis of various assets of the Diagnostics Business, including the stock of Vysis, Inc., an Illinois corporation, and of Gene-Trak, Inc., a Delaware corporation; and

    WHEREAS, as part of this consolidation ATC and Vysis wish to set out their agreement on corporate transactions necessary to complete the consolidation and establishment of Vysis as a stand-alone company.

    NOW, THEREFORE, for and in consideration of the mutual covenants, and subject to the terms and conditions contained herein, the parties hereto agree as follows:

1.  DOCUMENTATION OF ASSET TRANSFERS TO VYSIS

    (a) ATC agrees to execute and deliver, or cause to be executed and delivered, to Vysis all such additional documents as shall be reasonably requested by Vysis in order to fully evidence in Vysis title to any intellectual property assets previously assigned to Vysis pursuant to an assignment dated September 27, 1996, including without limitation, assignments of foreign patents and patent applications. ATC and Vysis acknowledge and agree that the necessary filings in the appropriate patent offices to evidence the assignment of the patents and patent applications to Vysis may take an extended period of time to complete. ATC and Vysis will cooperate in carrying out these filings. Vysis agrees that the filing costs and fees associated with any such assignments are its sole responsibility.

    (b) ATC hereby assigns, subject to any necessary consents of third parties, to Vysis: (i) the License Agreement between ATC and the University of California signed July 30, 1992, and (ii) the Agreement between ATC and the Center for Neurological Studies dated June 3, 1993. ATC and Vysis will cooperate in obtaining any necessary consents of the University or the Center for these assignments.

2.  LITIGATION

    (a) ATC and Vysis and their respective affiliates are defendants in a patent infringement suit, Gen-Probe, Inc. v. Amoco Corporation, et al., pending in the Federal Court for the Southern District of California (the "Gen-


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Probe suit").  The Gen-Probe suit alleged two counts of patent infringement of U.S. Patent Numbers 4,851,330 and 5,288,611 (the "Kohne patents"), based upon (a) Vysis' Food Diagnostics business operations and (b) the Gallileo infectious disease program. The suit also alleged three additional counts:
(c) unfair competition, (d) conspiracy to commit unfair competition and (e) violation of the Cartwright Act. The conspiracy to commit unfair competition and violation of the Cartwright Act counts have been dismissed without prejudice. ATC and Vysis agree to allocate any liabilities which may arise from the Gen-Probe suit or from any suit filed against ATC and Vysis and their affiliates by Gen-Probe, Gen-Probe's affiliates or any successor in interest to or assignee of Gen-Probe in any jurisdiction as follows:

         (i) ATC indemnifies Vysis and its subsidiaries against any and all liabilities and claims arising from any of the pending unfair competition count in the Gen-Probe suit or from any reinstatement of a claim of substantially similar content to the dismissed counts of conspiracy to commit unfair competition and violation of the Cartwright Act which may be brought by Gen-Probe or its affiliates, successors or assignees, and

         (ii) Vysis indemnifies ATC and Amoco Corporation and their affiliates against any and all other liabilities and claims arising from the Gen-Probe suit (including the two pending counts of patent infringement) or from the facts and circumstances relating to the Gen-Probe suit or any litigation concerning the ownership of the Kohne patents.

         (iii) Vysis and ATC agree that Vysis shall be responsible for the attorney's fees incurred in defending the Gen-Probe suit; provided that ATC shall have the right to be represented by separate counsel at its expense and ATC shall be responsible for any attorney's fees for counsel which the parties agree to retain to represent Vysis and ATC with respect to the unfair competition count.

    (b) Vysis and ATC further agree to cooperate in the defense of the Gen-Probe suit. Vysis and ATC agree that neither will settle any claim or liability to Gen-Probe arising from the Gen-Probe suit, any successor suit to it or from the activities related to the Gen-Probe suit without the consent of the other party.

    (c) Vysis and ATC agree to cooperate in prosecuting the pending European patent opposition filed against the European counterpart of the Kohne patents. Vysis and ATC agree that Vysis shall be responsible for all legal fees for prosecution of this European opposition.

3.  ACCESS TO RECORDS

    Vysis and ATC agree that each shall afford the other party and its authorized accountants, counsel and designated representatives reasonable access to their employees and shall make available or provide reasonable access and duplicating rights to all records, books, contracts, instruments, computer data and other data and information within their possession and


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relating to the Diagnostics Business insofar as such information is reasonably required for the purposes of financial and governmental compliance and reporting, tax calculation and reporting and third party claims and litigation handling and resolution.

4.  LIABILITIES FROM DISCONTINUED OPERATIONS

    ATC agrees that it shall retain responsibility for matters arising from the following discontinued business and research efforts of certain of its prior businesses related to the Diagnostics Business (the "Discontinued Operations") as follows: (i) except as otherwise provided in Paragraph 2. above, the Galileo infectious disease program, (ii) the Nissui Termination Agreement, (iii) the shut-down of the Diagnostics Business' operations in Framingham, Massachusetts,
(iv) the sale of the Diagnostics Business' facility in Framingham, Massachusetts, (v) the Betagen business, (vi) the investment in and dealings with GDP Technologies, and (vii) the operations and sale of IntelliGenetics, Inc. ATC therefore indemnifies Vysis and its subsidiaries against any liabilities and claims arising from the Discontinued Operations, whether or not these liabilities and claims are alleged as or are due to the negligence of Vysis or any of its subsidiaries, including without limitation employee severance claims and litigation, COBRA medical payment liabilities, obligations under contractual settlement agreements and reasonable attorneys' fees spent in preparing for or responding to any such liabilities or claims, except to the extent that Vysis specifically accepts a liability or claim under this Cooperation Agreement. Vysis agrees to notify ATC promptly after it receives notice of any liability or claim subject to this indemnity and to cooperate with ATC in the handling and resolution of any such liability or claim.

5.  GOVERNING LAW

    This Agreement shall be governed by and construed under the laws of the State of Illinois, excluding any choice of law rules which would direct the application of the law of another jurisdiction.


In witness whereof, Vysis and ATC show their agreement by signing below.

VYSIS, INC.                       AMOCO TECHNOLOGY COMPANY



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President                         President


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